Exhibit 99.1

Cherokee International Announces Appointment of David H. Robbins to its Board of Directors

TUSTIN, Calif.--(BUSINESS WIRE)--(NASDAQ: CHRK), a leading provider of custom-designed power supplies, today announced the appointment of David H. Robbins of GSC Group to its Board of Directors effective June 25, 2008.

Mr. Robbins joined GSC Group at its inception in 1999 and is responsible for sourcing, evaluating and executing control distressed debt investments. He was involved in the formation of GSC’s European Mezzanine Group working in its London office for three years focused on analyzing and executing a variety of mezzanine transactions. He was previously with The Blackstone Group, in the Principal Investment and Mergers and Acquisitions Groups, where he worked on a variety of private equity and advisory transactions. Mr. Robbins is on the board of ATSI Holdings, International Wire Group, Inc., Kolmar Labs Group, and Neucel Specialty Cellulose. Mr. Robbins graduated Summa Cum Laude from the University of Pennsylvania, with a B.S. degree in Economics.

“We are very fortunate to have David Robbins join our Board of Directors and continue to represent GSC Group,” said Jeffrey M. Frank, Cherokee’s president and chief executive officer. “David’s international experience working with GSC’s European Mezzanine Group in London will be very helpful as we continue to evaluate business opportunities here and abroad. We welcome his knowledge and perspective and look forward to his advice and counsel.”

About Cherokee International

Cherokee International designs, manufactures and markets high-reliability custom and standard switch-mode power supplies for datacom, telecom, medical and process-control applications. With advanced manufacturing facilities and engineering expertise located worldwide, Cherokee applies a customer-focused approach to provide high-reliability power products to manufacturers, reducing time to market. As the leading provider of custom-designed power sources, Cherokee also delivers a complete range of standard and modified-standard AC/DC power supplies, AC/DC rectifiers and power shelves, and DC/DC converters. Cherokee International headquarters are at 2841 Dow Ave, Tustin, California 92780 and can be reached at 714 544 6665. European operations are at Boulevard de l’Europe 131, 1301 Wavre, Belgium and can be reached at +32 10 438 510. Cherokee International (China) Power Supply Ltd. is located at 1353 Chenqiao Road, Shanghia Fengpu Industrial Park Shanghai, 201401 China and can be reached at 021 6710 8910. Additional information about the Company and its products is available at http://www.cherokeepwr.com.

CONTACT:
Cherokee International Corporation
Lin Fox, Chief Financial Officer
714-508-2043
lin.fox@cherokeepwr.com
or
Ann Jones
Investor Relations
714-508-2088
714-227-0391
info@cherokeepwr.com